Exhibit 3.143

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:  The name of the limited liability company is WAPLA, LLC.

Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, DE 19808.

The name of its Registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of WAPLA, LLC this 24th day of August 2001.

BY:	/s/ Clifford H.R. DuPree
Name:	Clifford H. R. DuPree
Authorized Person